SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 26, 2007

BOWATER INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-8712	62-0721803
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East Camperdown Way, Greenville, South Carolina	29602
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (864) 271-7733

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2007, Bowater Incorporated (the “Company”) and Pierre Monahan, the Company’s Executive Vice President – Building Products, entered into certain arrangements providing for the termination of Mr. Monahan’s employment. Pursuant to a letter agreement dated November 26, 2007 (the “Letter Agreement”), Mr. Monahan’s employment was terminated effective as of November 24, 2007. The letter agreement also provided that Mr. Monahan is entitled to: (1) severance pay, in accordance with the terms of his employment agreement, of C$1,581,023; (2) a lump sum payment of his retirement benefits under the Company’s retirement plans, calculated as if he had met the years-of-service threshold (a benefit conferred in exchange for his execution of a Release Agreement described below) (the extra benefit totaling C$322,000); (3) accelerated vesting of outstanding equity awards, which will entitle Mr. Monahan to 11,860 shares of common stock of AbitibiBowater Inc., the Company’s parent company; and (4) perquisites of $30,000. The Letter Agreement also provides for the cancellation of Mr. Monahan’s Change in Control Agreement as of November 23, 2007 and the continuation of non-competition and non-disclosure obligations.

In connection with the Company’s agreement to calculate Mr. Monahan’s retirement benefits as if he had met the years-of-service threshold as well as the perquisite allowance, Mr. Monahan executed a Final Release, dated November 26, 2007, pursuant to which he released the Company and its affiliates from any and all actions, demands, suits, debts or other claims he may have against the Company, whether presently known or unknown, arising from any matter relating to or arising from his employment or termination by the Company.

Copies of the Letter Agreement and the Final Release are filed as Exhibits 10.1 and 10.2 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Letter Agreement, dated November 26, 2007, between Bowater Incorporated and Pierre Monahan

10.2	Final Release, dated November 26, 2007, executed by Pierre Monahan

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BOWATER INCORPORATED

By:	/s/ James T. Wright
Name:	James T. Wright
Title:	Executive Vice President – Human Resources

Dated: November 28, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Letter Agreement, dated November 26, 2007, between Bowater Incorporated and Pierre Monahan

10.2	Final Release, dated November 26, 2007, executed by Pierre Monahan